EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO COMPLETES ACQUISITION OF ROBBINS & MYERS

HOUSTON, TEXAS, February 20, 2013…. National Oilwell Varco, Inc. (NYSE: NOV) and Robbins & Myers, Inc. (NYSE: RBN) jointly announced today that National Oilwell Varco’s acquisition of Robbins & Myers is complete.

Pete Miller, Chairman and CEO of NOV remarked, “We are happy to have all of the Robbins & Myers employees around the world joining the National Oilwell Varco family. Robbins & Myers has an excellent reputation in the industries it serves, and the merger of these two companies will provide us with an incredible opportunity to expand the products and services offered to our customers. Everyone at NOV is excited about this great combination of historic companies and looks forward to the challenges ahead.”

Under the merger agreement for this transaction, Robbins & Myers shareholders will receive $60.00 in cash for each Robbins & Myers Common Share.

About National Oilwell Varco, Inc.

National Oilwell Varco, Inc. is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

About Robbins & Myers, Inc.

Robbins & Myers, Inc. is a leading supplier of engineered, application-critical equipment and systems in global energy, chemical and other industrial markets.

Forward-Looking Statements

Statements set forth in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of National Oilwell Varco, Inc. and Robbins & Myers, Inc., which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. Readers are referred to documents filed with the Securities and Exchange Commission, including National Oilwell Varco’s and Robbins & Myers’ Annual Reports on Form 10-K for the year ended December 31, 2011 and August 31, 2012, respectively, recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by both companies, and Robbins & Myers’ final proxy statement filed with the SEC on November 30, 2012 in connection with the transaction, which identify significant risk factors and uncertainties which could cause actual results to differ from those contained in forward-looking statements. Neither National Oilwell Varco nor Robbins & Myers undertakes any obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:	National Oilwell Varco, Inc.
Jeremy Thigpen, (713) 346-7301
jeremy.thigpen@nov.com